                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             MODTECH HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             MODTECH HOLDINGS, INC.
                               2830 Barrett Avenue
                            Perris, California 92571
                                 (909) 943-4014


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD AUGUST 4, 1999


To the Holders of Common Stock of Modtech Holdings, Inc.:


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Modtech Holdings, Inc. will be held at the Sheraton Hotel, 4545 MacArthur Boulevard, Newport Beach, California 92660 on August 4, 1999 at 2:00 P.M., local time, for the following purposes:

        1. To elect a board of eight (8) directors, with each director so elected to hold office until the next Annual Meeting and until their successors have been duly elected and qualified;

        2.      To approve the Company's 1999 Nonstatutory Stock Option Plan;
                and

        3. To transact such other business as may properly come before the Annual Meeting and any continuation or adjournment thereof.

    The Board of Directors has fixed the close of business on June 15, 1999 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

    All shareholders are cordially invited to attend the Annual meeting in person. YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED, STAMPED ENVELOPE. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                                         By Order of the Board of Directors,


                                         Evan M. Gruber, Chief Executive Officer



Perris, California
June 30, 1999



    IMPORTANT:  IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT IS
                IMPORTANT THAT YOUR SHARES BE REPRESENTED SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

                             MODTECH HOLDINGS, INC.
                               2830 Barrett Avenue
                            Perris, California 92571
                               -------------------

                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held August 4, 1999

   This Proxy Statement is being furnished to the shareholders of Modtech Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held at the Sheraton Hotel, 4545 MacArthur Boulevard, Newport Beach, California 92660, on August 4, 1999 at 2:00 P.M., local time, and at any continuation or adjournment thereof.

   This Proxy Statement, and the accompanying Notice of Annual Meeting and proxy card, are first being mailed on or about June 30, 1999 to shareholders of record on June 15, 1999, the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which contains audited financial statements of the Company's predecessor, Modtech, Inc., as filed with the Securities and Exchange Commission, is concurrently being mailed to all shareholders of record as of June 15, 1999.

   The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by telephone, telegraph or personal interview by Directors, officers and other regular employees of the Company, without extra compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.


                                  VOTING RIGHTS

    As of June 15, 1999, the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the Annual Meeting, there were 12,622,158 shares of the Company's Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter to come before the Annual Meeting.

    Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder, or in the absence of such direction, by the persons named therein FOR the election of the eight director nominees listed below and FOR approval of the 1999 Nonstatutory Stock Option Plan. As to any other business which may properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company or by delivery of a subsequently dated proxy, or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting without also voting will not in and of itself constitute the revocation of a proxy.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth information regarding the ownership of the Company's Common Stock as of April 15, 1999, by (i) each of the current directors and nominees for election as a director of the Company, (ii) each person or group known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, and (iii) all current directors and executive officers of the Company as a group. Except as otherwise noted and subject to community property laws where applicable, each beneficial owner has sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 2830 Barrett Avenue, Perris, California 92571.

Name and Address                                                           Shares            Percent of
of Beneficial Owner                                                Beneficially Owned (1)     Class (1)
-------------------                                                ----------------------    ----------
Evan M. Gruber(2)                                                           517,748             3.7%
Patrick Van Den Bossche(3)                                                  239,077             1.7
Michael G. Rhodes(4)                                                        202,916             1.5
Daniel J. Donahoe III                                                         6,381             *
Robert W. Campbell                                                           16,165             *
Charles R. Gwirtsman(5)                                                     362,183             2.6
Charles A. Hamilton(6)                                                    1,771,090            12.7
Charles C. McGettigan(7)(12)                                              1,807,668            13.0
Myron A. Wick III(7)(12)                                                  1,807,668            13.0
Jon D. Gruber(8)(12)                                                      3,528,758            25.3
Gruber & McBaine Capital Management(9)(12)                                1,670,114            12.0
Infrastructure and Environmental Private Equity Fund III, L.P.            1,401,161            10.0
J. Patterson McBaine(10)(12)                                              3,478,390            24.9
Proactive Partners, L.P.(11)(12)                                          1,773,002            12.7
All directors and officers as a group
(9 people)(2)(3)(4)(5)(6)(7)                                              4,952,894            35.5

--------------------------
 * Less than one percent.

(1) In calculating beneficial and percentage ownership, all shares of Common Stock which a named shareholder will have the right to acquire within 60 days of the record date for the Annual Meeting upon exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of such shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder. As of April 15, 1999, an aggregate of 12,622,158 shares of Common Stock were outstanding. This does not give effect to the potential issuance of 1,757,571 shares issuable upon exercise of options granted or which may be granted under the Company's stock option plans. See "Election of Directors - Stock Options."

(2) Includes 512,748 shares issuable upon exercise of stock options, but does not include 174,667 shares issuable upon exercise of stock options which have been granted but currently are not exercisable. Evan M. Gruber and Jon D. Gruber are not related.

(3) Includes 86,158 shares issuable upon exercise of stock options, but does not include 30,525 shares issuable upon exercise of stock options which have been granted but currently are not exercisable.

(4) Includes 188,452 shares issuable upon exercise of stock options, but does not include 108,000 shares issuable upon exercise of stock options which have been granted but currently are not exercisable.

(5) Includes 182,669 shares held by Capital Resources Growth, Inc., an entity of which Mr. Gwirtsman is the sole stockholder, and 179,514 shares held directly by Mr. Gwirtsman and his wife and trusts formed for the benefit of their children.

(6) Includes 19,637 shares held by Mr. Hamilton, 1,401,161 shares held by Infrastructure and Environmental Private Equity Fund III, L.P. ("IEPEF") and 350,292 shares held by Environmental & Information Technology Private Equity Fund III ("EITPEF"). Mr. Hamilton is a principal of one of the members of a limited liability company that serves as general partners of IEPEF and the investment manager of EITPEF. Mr. Hamilton disclaims beneficial ownership of all shares held by IEPEF and the investment manager of EITPEF except to the extent of his pecuniary interest therein.

(7) Includes 17,650 shares owned of record directly by each of Messrs. McGettigan and Wick, and 1,773,002 shares owned of record by Proactive Partners, L.P. and affiliates of which Messrs. McGettigan and Wick are general partners. Also includes options to purchase 17,016 shares which have been granted to each of Messrs. McGettigan and Wick for serving on the Company's Board of Directors.

(8) Includes 87,841 shares owned of record directly by Mr. Gruber, all shares owned of record by Proactive Partners, L.P. and affiliates of which Mr. Gruber is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. Gruber is a general partner. Jon D. Gruber and Evan M. Gruber are not related.

(9) Includes 93,758 shares owned of record directly by Gruber & McBaine Capital Management, all shares owned of record by Proactive Partners, L.P. and affiliates, and all shares owned of record by Lagunitas Partners, Gruber & McBaine International and GMJ Investments, affiliated entities.

(10) Includes 37,473 shares owned of record directly by Mr. McBaine, all shares owned of record by Proactive Partners, L.P. and affiliates, of which Mr. McBaine is a general partner, and all shares owned of record by Gruber & McBaine Capital Management and affiliates, of which Mr. McBaine is a general partner.

(11) Includes 1,773,002 shares owned of record by Proactive Partners, L.P. and the shares owned of record by Fremont Proactive Partners, an affiliated entity.

(12) The address of each of Charles C. McGettigan, Myron A. Wick III, Jon D. Gruber, J. Patterson McBaine, Gruber & McBaine Capital Management and Proactive Partners, L.P. is 50 Osgood Place, San Francisco, CA 94133.

                              ELECTION OF DIRECTORS

    The Company's current Board of Directors has nominated eight (8) individuals, Evan M. Gruber, Robert W. Campbell, Daniel J. Donahoe III, Charles
R. Gwirtsman, Charles A. Hamilton, Charles C. McGettigan, Patrick Van Den Bossche and Myron A. Wick III, for election as directors of the Company at the Annual Meeting, each to serve as such until the next annual meeting of the Company's shareholders and until their respective successors are elected and qualified. Each of the nominees is a current member of the Company's Board of Directors. Although it is not presently contemplated that any nominee will decline or be unable to serve as a Director, in either such event, the proxies will be voted by the proxy holder for such other persons as may be designated by the present Board of Directors should any nominee become unavailable to serve.

NOMINEES

    Certain information concerning the eight individuals nominated by the Company's Board of Directors for election at the Annual Meeting to serve as directors of the Company for the ensuing year is set forth below:

    Evan M. Gruber, age 45, joined the Company's predecessor, Modtech, Inc. in January 1989 as its Chief Financial Officer and was elected Chief Executive Officer in January 1990. Prior to joining Modtech, Inc., Mr. Gruber, who is a certified public accountant, founded his own public accounting firm in Costa Mesa, California in 1978.

    Robert W. Campbell, age 42, is the Managing Director of Corporate Finance at L.H. Friend, Weinress, Frankson & Presson, Inc. From 1993 to 1995, Mr. Campbell was Senior Vice President - Investment Banking at Baraban Securities, Incorporated. From 1982 to 1993, Mr. Campbell was employed by the Seidler Companies, Inc. as Senior Vice President - Corporate Finance.

    Daniel J. Donahoe III, age 65, who was elected to the Board of Directors of Modtech, Inc. in 1998, is co-founder and President of Red Rock Resorts, which operated special, unique boutique resorts in the Western United States. He also serves as Chairman of Daybreak Investments, a privately-held investment company. Mr. Donahoe has been actively involved in the commercial and residential real estate market in the southwest over the past 25 years.

    Charles R. Gwirtsman, age 44, has been a director of the Company since February 1999. He is Managing Director of KRG Capital Partners, LLC. Prior to joining KRG Capital in 1996, Mr. Gwirtsman served as Senior Vice President of FCM Fiduciary Capital Management Company, the manager of two mezzanine debt funds, from January 1994 to June 1996. Prior to this, Mr. Gwirtsman was employed as a Corporate Vice President at PaineWebber, Incorporated from 1988 to 1993 as a member of the Private Finance Group. Mr. Gwirtsman serves on the Board of Directors of a number of privately held companies. From September 1995 through January 1996, at the request of his then employer, FCM Fiduciary Capital Management Company, Mr. Gwirtsman served as a director of Canadian's Corp., a women's specialty clothing retailer. This company filed for bankruptcy protection in February 1996 and was liquidated under Chapter 7 of the federal bankruptcy code in December 1997.

    Charles A. Hamilton, age 50, has been a director of the Company since February 1999. Mr. Hamilton has over 27 years of investment experience in the fields of securities analysis, corporate finance and venture capital. He is currently a principal in the private equity group at Robertson, Stephens Funds, which has been a wholly-owned subsidiary of BancAmerica since October 1997. He had previously served as managing director of Robertson, Stephens & Company since 1981. Mr. Hamilton has served as a director of numerous venture-financed companies in recent years and he is presently on the board of White Cap Industries, Inc., a public company, and ten private companies.

    Charles C. McGettigan, age 54, has been a director of Modtech, Inc. since June 1994. Mr. McGettigan is a co-founder and managing director of the investment banking firm of McGettigan, Wick & Co., Inc. and a co-founder and general partner of Proactive Investment Managers, L.P., the general partner of Proactive Partners, L.P., a merchant banking fund. Prior to founding McGettigan, Wick & Co., Inc., he was a Principal, Corporate Finance of Hambrecht & Quist and a Senior Vice President of Dillon, Read & Co. Mr. McGettigan serves on the boards of directors of Cuisine Solutions, Inc., Digital Dictation, Inc.; I-Flow Corporation; Onsite Energy, PMR Corporation, Sonex Research Corporation, Tanknology-NDE, and Wray-Tek Instruments, Inc.

    Patrick Van Den Bossche, age 37, served as Chief Executive Officer, President and a director of SPI Holdings, Inc., a manufacturer of commercial and light industrial modular buildings, since February 1997 until its acquisition by the Company in February 1999. Mr. Van Den Bossche joined SPI in 1991 and was appointed as Vice President of Operations in 1993. Mr. Van Den Bossche also serves as a director of Modular Building Institute ("MBI"), a national trade organization for the modular building industry, and is a member of MBI's statistics committee.

    Myron A. Wick III, age 55, became a director of Modtech, Inc. in June 1994. Mr. Wick is currently a managing director and founder of McGettigan, Wick & Co., Inc., an investment banking firm formed in 1988, and a general partner of the general partner of Proactive Partners, L.P., a merchant banking fund formed in 1991. Mr. Wick is a director of Children's Discovery Centers, Digital Dictation, Inc., Electrostatic Devices, Sonex Research Corporation, Tanknology-NDE, and Wray-Tek Instruments, Inc.

STRUCTURE AND FUNCTION OF THE BOARD OF DIRECTORS

    During the last fiscal year, the Board of Directors of the Company's predecessor, Modtech, Inc. held four regular and special meetings or otherwise took action by written consent. The Board has established both an Audit Committee, which is comprised of Messrs. Gwirtsman, Campbell and McGettigan, and a Compensation Committee, which is comprised of Messrs. Donahoe, Hamilton and Wick. The Audit Committee meets to consult with the Company's independent auditors concerning their engagement and audit plan, and thereafter concerning the auditor's report and management letter and with the assistance of the independent auditors, also monitors the adequacy of the Company's internal accounting controls. With respect to compensation, the Compensation Committee determines the compensation of corporate officers, and will determine the persons entitled to participate in stock option, bonus and other similar plans. The Board of Directors continues to meet as a whole to nominate the individuals to be proposed by the Board of Directors for election as directors of the Company, and has no separate nominating committee.

    Each non-employee director is paid an annual retainer of $4,000 plus $1,000 for each board and board committee meeting attended. Each non-employee director will be granted an option to purchase 5,000 shares of Common Stock at the end of each year of service on the Board of Directors. The Company reimburses the expenses of its non-employee directors in attending Board meetings. No compensation is paid to any of the employee directors.

    There is no family relationship between any nominee and any other nominee or executive officer of the Company.

EXECUTIVE OFFICERS

    The executive officers of the Company are Evan M. Gruber, Chief Executive Officer; Patrick Van Den Bossche, President; and Michael G. Rhodes, Chief Operating Officer and Chief Financial Officer. Subject to the terms of applicable employment agreements, officers serve at the pleasure of the Board of Directors.

    Mr. Rhodes joined Modtech, Inc. in 1988 and was its controller through 1992. In 1993 he was elected Chief Financial Officer, and in 1996 was elected Chief Operating Officer. Prior to joining Modtech, Inc., Mr. Rhodes worked for a public accounting firm.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table summarizes the annual and long term compensation paid by the Company's predecessor, Modtech, Inc. during fiscal years ended December 31, 1996, 1997 and 1998 to those persons who were, as of December 31, 1998 (i) the Chief Executive Officer of Modtech, Inc. and (ii) the other compensated executive officers of Modtech, Inc., whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                          -----------------------------
                                               ANNUAL COMPENSATION               AWARDS         PAYOUTS
                                           ------------------------------ --------------------  -------

                                                                          RESTRICTED
                                                                            STOCK                         ALL OTHER
                                            SALARY         BONUS    OTHER   AWARDS     OPTIONS   LTIP    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR         $             $        $       $           #     PAYOUTS      $(1)
---------------------------       ----      -------      -------    -----  ---------   -------  -------  ------------
Evan M. Gruber                    1998      200,000      547,546      --      --       66,778      --        5,000
  Chief Executive Officer         1997      200,000      459,000      --      --      133,000      --        4,750
  and Director                    1996      158,000      137,000      --      --      110,000      --        4,615

Michael G. Rhodes                 1998      125,000      153,216      --      --       51,591      --        5,000
 Chief Operating Officer and      1997      125,000      142,500      --      --       82,500      --        4,750
 Chief Financial Officer          1996       90,000       24,000      --      --      105,000      --        4,827



(1) The figures shown in the column designated "All Other Compensation" represent the executive officer's share of Modtech Inc.'s contribution to the 401(k) plan, see "401(k) Plan."

EMPLOYMENT AGREEMENTS

    The Company entered into employment agreements in February 1999 with Messrs. Gruber, Van Den Bossche and Rhodes. These agreements are for five years each, provide for early severance payments of between one and two years salary and include, among other provisions, base annual salary of $300,000 for Mr. Gruber, $250,000 for Mr. Van Den Bossche, and $200,000 for Mr. Rhodes. The base salaries are subject to annual percentage increases and each individual is entitled to earn bonuses of up to 100% of annual base salary. The bonuses are based on performance and include a cash component and a stock option component based on performance. Concurrently with the acquisition of SPI Holdings, Inc., Mr. Gruber received an option to purchase 50,000 shares of Common Stock. The option became immediately vested for 10,000 shares and will continue to vest at the rate of 10,000 shares per year. The option will be credited against the stock option component of any bonuses earned by Mr. Gruber in the first year of the employment agreement. Mr. Gruber's new employment agreement also includes a buy-out of his previous employment agreement with Modtech, Inc.

401(k) PLAN

    Under the Company's 401(k) Plan, officers and other employees of the Company may elect to defer up to 12% of their compensation, subject to limitations under the Internal Revenue Code. The Company makes annual contributions on a 50% matching basis. Amounts deferred are deposited by the Company in a trust account for distribution to employees upon retirement, attainment of age 59-1/2, permanent disability, death, termination of employment or the occurrence of conditions constituting extraordinary hardship. For the year ended December 31, 1998, Modtech, Inc. contributed $5,000 and $5,000 as matching contributions for the accounts of Mr. Gruber and Mr. Rhodes, respectively.

STOCK OPTIONS

Modtech, Inc. granted stock options under its 1989 Stock Option Plan (the "1989 Plan"), its March 1994 Stock Option Plan (the "March 1994 Plan"), its May 1994 Option Plan (the "May 1994 Plan") and its 1996 Stock Option Plan (the "1996 Plan"). As of December 31, 1998, options to purchase 167,600 shares, at a weighted average exercise price of $1.88 per share, were outstanding under the 1989 Plan, options to purchase an aggregate of 634,850 shares at exercise prices ranging from $1.19 to $20.57 were outstanding under the two 1994 Plans, and options to purchase 482,577 shares at a weighted average exercise price of $10.82 per share were outstanding under the 1996 Plan.

    In connection with the acquisition of Del-Tec in 1989, options to purchase shares of the Company's Common Stock were granted. As of December 31, 1998, options to purchase 75,000 shares at the exercise price of $1.83 per share were outstanding as a result of such acquisition.
                              .
    The following table sets forth certain information regarding options granted by Modtech, Inc. during the year ended December 31, 1998 to the executive officers of the Company identified in the Summary Compensation Table set forth above:

                       OPTIONS GRANTED IN FISCAL YEAR 1998

                                                                                    Potential Realized
                                                                                     Value at Assumed
                        No. of           % of                                     Annual Rates of Stock
                        Shares           Total                                     Price Appreciation
      Name             Subject to       Options                                   For  Option  Term(3)
       of               Options       Granted to     Exercise     Expiration     ------------------------
    Optionee          Granted(1)       Employees      Price(2)        Date          5%             10%
    --------          -----------      ---------    ----------    ----------     ---------      ---------
Evan M. Gruber           66,778            44%      $   19.50     12/31/2007      $359,766      $794,988
Michael G. Rhodes        51,591            34%          19.50     12/31/2007       277,946       614,188

-----------------------------

(1) Options are exercisable starting 12 months after the grant date with 25% vesting each year.

(2) The exercise price was the market price of a share of the Common Stock of Modtech, Inc. on the date of grant.

(3) On December 31, 1998, the closing price for a share of the Common Stock of Modtech, Inc was $15.25.

    The following table sets forth information regarding options exercised during the year ended December 31, 1998 by the executive officers of Modtech, Inc. identified in the Summary Compensation Table set forth above, as well as the aggregate value of unexercised options held by such executive officers at December 31, 1998. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

 AGGREGATED OPTION EXERCISES LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                           Value of Unexercised
                                                           Number of Unexercised          in-the-money Options
                           Shares                        Options at Fiscal Year End      at Fiscal Year End($)(1)
                        Acquired on       Value         ----------------------------   ---------------------------
        Name             Exercise(#)     Realized       Exercisable    Unexercisable   Exercisable   Unexercisable
        ----            ------------    ---------       -----------    -------------   -----------   -------------
Evan M. Gruber             35,000         852,950         472,083         228,028      $6,291,564      $1,540,600
Michael G. Rhodes              --              --         118,125         173,966       1,400,906       1,190,529

-----------------------------

(1) Calculated based on the closing price of the Common Stock of Modtech, Inc. as reported on the NASDAQ National Market System on December 31, 1998, which was $15.25 per share.

CERTAIN TRANSACTIONS

    Modtech, Inc. leases its two facilities located in Perris, California, and the land on which the manufacturing facility is located in Lathrop, California, from general partnerships of which Mr. Gruber owns an approximate 20% interest, pursuant to standard industrial leases. Under the terms of these leases, Modtech, Inc. is obligated to pay aggregate annual rentals of $487,000, subject to escalation in accordance with changes in applicable cost of living indices.

    Mr. Gruber owns 20% of the capital stock of Class Leasing, Inc., a California corporation, in which the Company has no ownership interest. Class Leasing purchases modular relocatable classrooms from Modtech, Inc., upon standard terms and at standard wholesale prices, and leases them to third parties primarily under three-year leases, cancelable yearly. During the years ended December 31, 1996, 1997, and 1998, Modtech, Inc. sold modular relocatable classrooms to Class Leasing, Inc. and predecessor entities for aggregate purchase prices of $1,452,868, $2,942,313 and $2,675,457, respectively, which represented approximately 3%, 2% and 2% of the its net sales for each of those years.

    Messrs. Gruber and Rhodes have personally guaranteed certain of the obligations of Modtech, Inc. and the repayment of amounts which surety companies may be required to expend under the terms of performance bonds issued in connection with manufacturing contracts. No payments have been made to Messrs. Gruber and Rhodes for the guarantees provided by them.


COMPENSATION COMMITTEE REPORT

Report on Annual Compensation of Executive Officers

    It is the policy of the Company's Compensation Committee to establish compensation levels for the executive officers, which reflect the Company's overall performance and their performance, responsibilities and contributions to the long-term growth and profitability of the Company. The committee determines compensation based on its evaluation of the Company's overall performance, including various quantitative factors, primarily the Company's financial performance, sales and earnings against the Company's operating plan, as well as various qualitative factors such as new product development, the Company's product and service quality, the extent to which the executive officers have contributed to forming a strong management team and other factors which the committee believes are indicative of the Company's ongoing ability to achieve its long-term growth and profit objectives.

    The principal component of the compensation of the executive officers is their base salaries. The committee also retains the discretion to award bonuses based on corporate or individual performance. The committee evaluates the practices of various industry groups, market data, including data obtained from time to time from outside compensation consultants, and other economic information to determine the appropriate ranges of base salary levels which will enable the Company to retain and incentivize the executive officers. Throughout the year, the committee members review the corporate and individual performance factors described above. The committee, based upon its review of performance for the previous year and its review of the Company's operating plan, establishes salary levels and awards any bonuses to the executive officers.

    The Compensation Committee also considers grants of stock options for the Company's key employees, including executive officers. The purpose of the stock option program is to provide incentives to the Company's management to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. Individual amounts of annual stock option grants are derived based upon review of competitive compensation practices with respect to the same or similar executive positions, overall corporate performance and individual performance.

STOCK PERFORMANCE GRAPH

    The graph set forth below compares the stock price of the Company's predecessor, Modtech, Inc. since January 1, 1994 against (1) the S&P 500, and
(2) the composite of the companies listed by Media General Financial Services in its non-residential building construction ("Peer Group"). The graph is based upon information provided to the Company by Media General Financial Services.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                                             FISCAL YEAR ENDING
                                 ---------------------------------------------------------------------------
                                 12/31/1993   12/30/1994   12/29/1995   12/31/1996   12/31/1997   12/31/1998
                                 ----------   ----------   ----------   ----------   ----------   ----------
Modtech Holdings Inc.              100.00       366.67       566.67       2100.00      5200.00      4066.67
Nonresidential Building Constr     100.00        87.63        63.03         87.48       122.47       109.82
S&P Composite                      100.00       101.32       139.40        171.41       228.59       293.92

THE INDUSTRY INDEX CHOSEN WAS:
SIC CODE 154 -- NONRESIDENTIAL BUILDING CONSTRUCTION

THE BROAD MARKET INDEX CHOSEN WAS:
AN INDEX OF THE COMPANIES ON THE S&P 500

THE CURRENT COMPOSITION OF THE INDUSTRY INDEX IS AS FOLLOWS:

ABRAMS INDUSTRIES INC
BLOUNT INTERNAT INC A
BLOUNT INTERNAT INC B
GIBBS CONSTRUCTION INC
OLS ASIA HLDG LTD ADR
PERINI CORP
TURNER CORP


SOURCE:  MEDIA GENERAL FINANCIAL SERVICES
         P.O. BOX 85333
         RICHMOND, VA 23293
         PHONE:  1-(800) 446-7922
         FAX:    1-(804) 649-6826

         [COMPARE 5-YEAR CUMULATIVE TOTAL RETURN GRAPH]

           PROPOSAL TO APPROVE THE 1999 NONSTATUTORY STOCK OPTION PLAN

    The Company's shareholders are being asked to approve the 1999 Modtech Holdings, Inc. Nonstatutory Stock Option Plan (the "1999 Plan"), which the Board of Directors adopted effective as of February 16, 1999.

Background

    On February 16, 1999, the Company acquired SPI Holdings, Inc., a Colorado corporation, pursuant to an Agreement and Plan of Reorganization and Merger dated September 28, 1998 (the "Merger Agreement"). The acquisition was accomplished by merging two separate subsidiaries of the Company into Modtech, Inc. and SPI Holdings, Inc., respectively. Upon completion of the merger transaction, Modtech, Inc. and SPI Holdings, Inc. became wholly-owned subsidiaries of the Company. At the time of the merger transaction, both Modtech, Inc. and SPI Holdings, Inc. had outstanding stock options that had been issued pursuant to their respective stock option plans (the "Predecessor Plans"). These options were assumed in the merger transaction by the Company pursuant to the Merger Agreement. The merger transaction and the assumption of the outstanding options under the Predecessor Plans were approved by the Board of Directors and shareholders of the Company, Modtech, Inc., and SPI Holdings, Inc. All outstanding options under the Predecessor Plans will continue to be governed by the terms and conditions of the existing option agreements for those grants, except for their assumption by the Company pursuant to the Merger Agreement. The Predecessor Plans have been terminated and no further option grants or share issuances will be made under the Predecessor Plans.

    The following is a summary of the principal features of the 1999 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1999 Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary of the Company at the Company's principal executive offices in Perris, California.

Purpose

    The 1999 Plan is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company's long-term growth and financial success.

Eligibility

    Employees, officers, directors, consultants, independent contractors, and advisors of the Company (and any of its subsidiaries or parent companies) are eligible to receive awards under the 1999 Plan; provided such consultants, contractors, and advisors render bona fide services not in connection with the offer and sale of securities in a capital raising transaction.

Number of Shares Subject to the 1999 Plan

    The stock subject to issuance under the 1999 Plan consists of shares of the Company's authorized but unissued common stock. The number of shares of common stock currently reserved for issuance under the 1999 Plan is 1,250,000. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. If any option granted pursuant to the 1999 Plan expires or terminates for any reason without being exercised in whole or in part, then the shares released from such option will again become available for grant and purchase under the 1999 Plan.

    As of April 15, 1999, options for 1,571,072 shares were outstanding under the Predecessor Plans, options for 279,631 shares were outstanding under the 1999 Plan, and 970,369 shares remained available for future option grants under the 1999 Plan.

Administration

    A committee of two or more members of the Board (the "Committee") will be responsible for administering the 1999 Plan. Each member of the committee must be both a "non-employee director" as contemplated by Rule 16b-3 under the Securities and Exchange Act of 1934 and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3). Subject to the terms of the 1999 Plan, the Committee will have complete discretion to determine the persons who are to receive awards, the number of shares of each such award, and the terms and conditions of such awards. The Committee will have the authority to effect the repricing of outstanding options which have exercise prices in excess of the then current market price of the Company's common stock so that the exercise price is not in excess of the market price of the common stock at the time of the repricing. The Committee will also have the authority to construe and interpret any of the provisions of the 1999 Plan or any awards granted thereunder.

Types of Award

    The 1999 Plan only permits the granting of Nonstatutory Stock Options ("NSSO"). No other form of stock option, stock grant or stock bonus may be granted under the 1999 Plan. The option exercise price for each option share must be no less than 100% of the "fair market value" (as defined in the 1999
Plan) of a share of the Company's common stock at the time the option is granted.

    The exercise price of options granted under the 1999 Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of the Company to the option holder; (3) by surrender of shares of Company Common Stock owned by the option holder; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the option holder for services rendered; (6) by a "same-day sale" commitment from the option holder and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the option holder and an NASD broker; or (8) by any combination of the foregoing.

Mergers, Consolidations, Change of Control

    In the event of a merger, consolidation, dissolution or liquidation of the Company, the sale of substantially all of the assets of the Company or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the 1999 Plan or provide substantially similar consideration, shares or other property as was provided to shareholders of the Company in such transaction (after taking into account the provisions of the awards). In the event that the successor corporation in such transaction does not assume or substitute the options awarded, such options will expire upon the closing of such transaction at such time and upon such conditions as the Board determines. The Board may elect to fully or partially accelerate the vesting of options prior to the closing of the transaction.

    In the event the Company acquires another company, it may substitute or assume outstanding options granted by the acquired company by either granting replacement options under the 1999 Plan, or assuming the options as if they had been granted under the 1999 Plan.

Amendment of the 1999 Plan

    The Board may at any time terminate or amend the 1999 Plan, subject to obtaining such shareholder approval, if any, as may be required under applicable laws or regulations.

Term of the 1999 Plan

    The 1999 Plan does not have a specified term and will remain in effect indefinitely, subject to being terminated by the Board or options being granted and exercised on all shares of common stock reserved under the 1999 Plan.

Federal Income Tax Information

THE FOLLOWING IS A BRIEF SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND OPTION HOLDERS UNDER THE 1999 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY OPTION HOLDER WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES.

Option Holder. An option holder will not recognize any taxable income at the time an NSSO is granted. However, upon exercise of an NSSO, the option holder must include in income as compensation an amount equal to the difference between the fair market value of the purchased shares on the date of exercise and the option holder's exercise price for these shares. The included amount must be treated as ordinary income by the option holder and may be subject to withholding by the Company (either by payment in cash or withholding out of the option holder's salary). Upon resale of the shares by the option holder, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

    Any acceleration of the vesting or payment of awards under the plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the option holder to a 20% excise tax and which may not be deductible by the Company.

Withholding of Taxes. The Company may deduct, from any payment or distribution of shares under the plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the option holder to pay such amount to the Company prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the Committee, an option holder may elect to satisfy the withholding required, in whole or in part, either by having the Company withhold shares of Company common stock from any payment under the plan or by the option holder delivering shares of Company common stock to the Company. Any election must be made in writing on or before the date when the amount of taxes to be withheld is determined. The portion of the withholding that is so satisfied will be determined using the fair market value of the Company common stock on the date when the amount of taxes to be withheld is determined.

Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by it in connection with exercises of options granted under the 1999 Plan with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options is expected to remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

Accounting Treatment

    Option grants at 100% of fair market value will not result in any charge to the Company's earnings. However, the Company must disclose in footnotes and pro forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as a compensation expense. The number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

    Under a recently-proposed amendment to the current accounting principles, option grants made to non-employee Board members or consultants after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, if the proposed amendment is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to the Company's reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

                    THE BOARD RECOMMENDS A VOTE FOR APPROVAL
                   OF THE 1999 NONSTATUTORY STOCK OPTION PLAN

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act"), requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission, and to furnish the Company with copies of all such forms which they file.

    To the Company's knowledge, based solely on the Company's review of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 1998 filing requirements applicable to the officers and directors of Modtech, Inc., and other persons subject to Section 16 of the Exchange Act were complied with.


                             INDEPENDENT ACCOUNTANTS

    KPMG LLP has been retained to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting, and to be available to respond to any shareholder questions directed to KPMG LLP. This representative will have an opportunity to make a statement if KPMG LLP so desires.


                              SHAREHOLDER PROPOSALS

    In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of shareholders, proposals by the Company's shareholders intended to be presented at such annual meeting must be received by the Company no later than March 3, 2000.


                                 ANNUAL REPORTS

    The Company's 1998 Annual Report on Form 10-K, which includes audited financial statements for Modtech, Inc.'s fiscal year ended December 31, 1998, is concurrently being mailed with this proxy statement to shareholders of record on June 15, 1998. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and any amendments thereto, is available without charge to any shareholder of the Company upon written request to Evan Gruber, Chief Executive Officer, Modtech Holdings, Inc., Post Office Box 1240, Perris, California 92572.


                                  OTHER MATTERS

    The Board of Directors knows of no other matters to be presented for action at the meeting. However, if any matters not included in this Proxy Statement properly come before the meeting, it is the intention of the person named in the enclosed proxy to vote under the authority therein given in accordance with his best judgment.

                                         By Order of the Board of Directors,

                                         Evan M. Gruber, Chief Executive Officer
June 30, 1999.

                             [ Front of Proxy Card ]

                             MODTECH HOLDINGS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Evan M. Gruber as attorney-in-fact and proxy for the undersigned, with full power of substitution, to represent the undersigned and vote, as designated below, all of the shares of Common Stock of Modtech Holdings, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders to be held on August 4, 1999, or at any adjournment or continuation thereof.

1. ELECTION OF DIRECTORS:

   [ ] FOR ALL NOMINEES LISTED BELOW           [ ] WITHHOLD AUTHORITY
       (except as marked to the                    to vote for the nominees
        contrary below)                            listed below

Evan M. Gruber, Robert W. Campbell, Daniel J. Donahoe III, Charles R. Gwirtsman, Charles A. Hamilton, Charles C. McGettigan, Patrick Van Den Bossche and
Myron A. Wick III.

 (INSTRUCTION:     To withhold authority to vote for any nominee, write the
                   nominee's name in the space provided below.)


    ----------------------------------------------------------------------------


2. To approve the Company's 1999 Nonstatutory Stock Option Plan; and

   [ ] FOR                    [ ] AGAINST               [ ] ABSTAIN

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED ABOVE TO THE COMPANY'S BOARD OF DIRECTORS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.

                             [ Back of Proxy Card ]


                              Please sign exactly as name appears below, date and return this card promptly using the enclosed envelope. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such.

                              Dated . . . . . . . . . . . . . . . . . . . , 1999




                              --------------------------------------------------
                              Signature




                              --------------------------------------------------
                              Signature (if held jointly)


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.